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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.   )

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Check the appropriate box:

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[ ]  Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                               CLARUS CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                WARREN B. KANDERS
                                BURTT R. EHRLICH
                                NICHOLAS SOKOLOW
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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        computed pursuant to Exchange Act Rule

    (4) Proposed maximum aggregate value of transaction:

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[ ] Fee paid previously with preliminary materials.

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    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was
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                                WARREN B. KANDERS
                          c/o Kanders and Company, Inc.
                               Two Soundview Drive
                          Greenwich, Connecticut 06830




                                  May 10, 2002


VIA FACSIMILE AND
FEDERAL EXPRESS

The Board of Directors
Clarus Corporation
3970 Johns Creek Court
Suite 100
Suwanee, Georgia  30024
Attn:    Mr. Stephen P. Jeffery,
         Chairman of the Board

Dear Sirs:

     I refer to your letter dated May 9, 2002 to the stockholders of Clarus Corporation, and to the press releases of Clarus, dated May 9, 2002, which announced Clarus' retention of an investment bank to explore strategic alternatives, and Clarus' entering into preliminary discussions regarding a "value-enhancing strategic transaction" with an unnamed party.

     Your May 9, 2002 letter to stockholders contains several statements that not only have no basis in fact, but border on an intentional attempt on Clarus' part to obfuscate facts and to confuse stockholders. Indeed, I am astonished that your counsel would allow you to send such a letter to stockholders.

     o First, your assertion that I have not disclosed a proposed sale of Clarus assets to an affiliate is pure speculation on your part. There is no foundation for any such statement by Clarus, and as I am sure you are aware, had I had any such intention, I would have been required to disclose it in the Schedule 13D that was filed and in the proxy materials that were sent to stockholders. Neither the Schedule 13D nor the proxy materials has any such disclosure because such statement is simply not true, and a fabrication on the part of Clarus designed to manipulate and deceive its stockholders.

     o Second, your assertion that I and the members of my group are short-term speculators who have little understanding of Clarus and have no interest in creating long-term value is a self-serving recital with no support in fact. Again, you are attempting to cloud the judgment of your stockholders by making baseless accusations without any support when, in fact, the exact opposite is true. The record is clear that my prior investments have been long-term in nature, and the successful results of such investments speak for themselves.

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Mr. Stephen P. Jeffery
May 10, 2002
Page 2

     o Third, your statement that you are close to retaining an investment bank to assist Clarus in exploring strategic alternatives, and that Clarus is in preliminary discussions regarding a potential value-enhancing strategic transaction borders on the irresponsible. The consummation of any such arrangement by Clarus before its stockholders have had an opportunity to decide which group of directors' vision will lead the Company going forward is a gross violation of the Board's fundamental obligation to follow the stockholders' wishes, to whom the Board is ultimately accountable. You should therefore deliberate very carefully and not commit Clarus to any course of action until your stockholders have spoken.

     Your May 9, 2002 press releases are also quite disturbing. By retaining an investment bank and by announcing that you are in preliminary discussions regarding a potential value-enhancing strategic transaction, you are, in effect, bypassing and, quite frankly, nullifying your stockholders' voice. I therefore commend you not to take any such action until your stockholders have spoken as to the future course of their company. I seriously doubt that your stockholders will endorse a transaction that is to be evaluated, negotiated and consummated by the same management that evaluated, negotiated and consummated the Company's acquisition of SAI/Redeo Companies in May 2000 for an aggregate purchase price of $63.2 million, and which resulted in Clarus writing off $38.6 million shortly thereafter, in the fourth quarter of 2001, in connection with that transaction.

     I further note that Clarus' retention of U.S. Bancorp Piper Jaffray is not the solution to the Company's ills. Piper Jaffray has been involved with the Company for over two years, was involved in the Company's public offering, and was involved with the Company during the Company's precipitous decline in stockholder value. It also provides research and guidance on the Company, and as such can not be viewed as an independent adviser. It therefore does not appear that continuing with them is the answer.

     Please do not treat the issues raised herein lightly, and be guided accordingly.

                                          Very truly yours,

                                          /s/ Warren B. Kanders

                                          Warren B. Kanders